I.	INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 18th day of
May, 2005 by and between Mercantile Capital
Advisors, Inc., a Maryland corporation, in its role
as Manager (the "Manager") of the Mercantile
Absolute Return Fund LLC, a Delaware limited
liability company (the "Company"); and Ramius HVB
Partners, LLC, a Delaware limited liability company
(the "Adviser") and the Company.
1.	Duties of Adviser.
(a)	The Manager hereby appoints the Adviser
to act as investment adviser to the Company,
for the period and on the terms set forth in
this Agreement, pursuant to the policies set
forth in the Company's Private Placement
Memorandum and the Investment Management
Agreement between the Company and the Manager
(the "Management Agreement"), as the
Management Agreement may be amended from time
to time with notice to the Adviser.  The
Adviser specifically acknowledges its
obligations as set forth in the Company's
Private Placement Memorandum and the
Management Agreement, provided that the
Adviser shall not be obligated to follow any
amendment to the policies to the Company or
the Management Agreement that increases its
obligations, responsibilities or liabilities
thereunder until it has received actual notice
of such amendment and has agreed thereto in
writing.  The Manager employs the Adviser to
formulate a continuing investment program in
accordance with the investment objective and
strategies set forth in the Company's Private
Placement Memorandum and to manage the
investment and reinvestment of the assets of
the Company, to continuously review, supervise
and administer the investment program of the
Company, to determine in its discretion the
securities to be purchased or sold and the
portion of the Company's assets to be held
uninvested, to provide the Manager and the
Company with records concerning the Adviser's
activities which the Company is required to
maintain and upon request, to render regular
reports to the Company's officers and Board of
Directors (the "Board") concerning the
Adviser's discharge of the foregoing
responsibilities. Without limiting the
generality of the foregoing, the Adviser is
specifically authorized to (i) invest the
Company's assets (which may constitute, in the
aggregate, all of the Company's assets) in
unregistered investment funds or other
investment vehicles and registered investment
companies ("Investment Funds") which are
managed by investment managers ("Investment
Managers"); (ii) invest the Company's assets
in separate investment vehicles for which the
Investment Managers serve as general partners
or managing members and in which the Company
is the sole investor ("Investment Funds"); and
(iii) invest discrete portions of the
Company's assets with Investment Managers who
are retained to manage the Company's assets
directly through separate managed accounts
(Investment Managers who directly manage
Investment Funds and managed accounts for
which the Company is the sole investor are
collectively referred to as "Subadvisers").
The selection of Subadvisers shall, however,
be subject to the approval by the Board in
accordance with requirements of the Investment
Company Act of 1940, as amended (the "1940
Act"), and a vote of a majority of the
outstanding voting securities of the Company
unless the Company acts in reliance on
exemptive or other relief granted by the
Securities and Exchange Commission from the
provisions of the 1940 Act requiring such
approval by security holders.  The Adviser
shall discharge the foregoing responsibilities
subject to the control of the officers and the
Board, and in compliance with the objectives,
policies and limitations set forth in the
Company's private placement memorandum, as the
same may be amended or supplemented from time
to time with notice to the Adviser, and
applicable laws and regulations.
(b)	Without limiting the forgoing, the
Adviser acknowledges its responsibility and
agrees to conduct proper due diligence on the
Investment Funds and Investment Managers as is
required by its fiduciary role, including,
without limitation, reviewing the valuation
procedures of each Investment Fund and making
a determination that such Investment Fund
complies with the valuation procedures adopted
by the Company.
(c)	The Adviser accepts such employment and
agrees to render the services and to provide,
at its own expense, the office space,
furnishings and equipment and the personnel
required by it to perform the services on the
terms and for the compensation provided
herein.
2.	Portfolio Transactions.
(a)	The Adviser is authorized to select the
brokers or dealers that will execute the
purchases and sales of securities for the
Company and is directed to use its best
efforts to obtain the best available price and
most favorable execution, except as prescribed
herein.
(b)	The Adviser will promptly communicate to
the officers and the Board such information
relating to portfolio transactions as they may
reasonably request.
3.	Compensation of the Adviser.
(a)	For the services to be rendered by
the Adviser as provided in Section 1 of this
Agreement, the Manager shall pay to the Adviser a
portion of the management fee (the "Management Fee")
received by the Manager from the Company, pursuant
to the LLC Agreement, at the end of each quarter.
The Management Fee received by the Manager from the
Company is equal to 0.3125% (approximately 1.25% on
an annualized basis) of the Company's net assets.
The Adviser's portion of the Management Fee shall be
equal to 50% of the Management Fee stated by the
Manager and shall be payable within 15 days of
receipt by the Manager of such fee from the Company.
The Management Fee will be computed based on the
capital account of each member of the Company as of
the end of business on the last business day of each
quarter in the manner set out in the LLC Agreement.
(b)	The Manager shall also pay to the
Adviser an amount equal to 50% of the Incentive Fee
made to the Manager at the end of each fiscal year.
The Incentive Fee made to the Manager is equal to
10% of the increase in net assets of the Company in
excess of the Loss Carryforward amount and Benchmark
Return (as described more fully in the Company's
Private Placement Memorandum and the LLC Agreement).
The Incentive Fee shall be due and payable by the
Manager within 15 days after it has been received by
the Manager at the end of each fiscal year.
(c)	In addition to its portion of the
Management Fee and the Incentive Fee stated above,
the Adviser will be reimbursed by the Company for
all out-of-pocket expenses relating to services
provided to the Company.
4.	Other Services.
The Adviser will provide to the Company,
or will arrange at its expense to be provided to the
Company, such management and administrative services
as may be agreed upon from time to time by the
Adviser and the Manager.  These services initially
will include, among other things, providing to the
Company office facilities, equipment, personnel and
other services.
5.	Reports.
The parties agree to furnish to each
other current prospectuses, proxy statements,
reports to partners, certified copies of their
financial statements, and such other information
with regard to their affairs as each may reasonably
request in connection with this Agreement.
The Adviser shall submit and present to
the Board reports of the assets of the Company, the
value of such assets, and the performance of the
Investment Funds on a quarterly basis.  All
investment information supplied by the Adviser to
the Manager and the Board is confidential and is to
be used by the Company for internal purposes only.
See Exhibit A for a list of reports the Adviser will
keep on behalf of the Company.  Upon termination of
this Agreement, the Adviser shall promptly, upon
demand, return to the Manager all records (or copies
of such records) that the Manager reasonably
believes are necessary in order to discharge its
responsibilities to the Account.
6.	Status of Adviser.
The services of the Adviser to the
Company are not to be deemed exclusive, and the
Adviser shall be free to render similar services to
others.
7.	Liability of Adviser.
In the absence of (a) willful
misfeasance, bad faith or gross negligence on the
part of the Adviser in performance of its
obligations and duties hereunder, the Adviser shall
not be subject to any liability whatsoever to the
Company, or to any member of the Company (each, a
"Member," and collectively, the "Members") for any
error of judgment, mistake of law or any other act
or omission in the course of, or connected with,
rendering services hereunder including, without
limitation, for any losses that may be sustained in
connection with the purchase, holding, redemption or
sale of any security on behalf of the Company.
8.	Indemnification.
(a)	To the fullest extent permitted by law,
the Company shall, subject to Section 8(c) of
this Agreement, indemnify the Adviser
(including for this purpose each officer,
director, partner, principal, employee or
agent of, or any person who controls, is
controlled by or is under common control with,
the Adviser, and their respective executors,
heirs, assigns, successors or other legal
representatives) (each such person being
referred to as an "indemnitee") against all
losses, claims, damages, liabilities, costs
and expenses arising by reason of being or
having been Adviser to the Company, or the
past or present performance of services to the
Company in accordance with this Agreement by
the indemnitee, except to the extent that the
loss, claim, damage, liability, cost or
expense was caused by reason of willful
misfeasance, bad faith or gross negligence of
the duties involved in the conduct of the
indemnitee's office. These losses, claims,
damages, liabilities, costs and expenses
include, but are not limited to, amounts paid
in satisfaction of judgments, in compromise,
or as fines or penalties, and counsel fees and
expenses, incurred in connection with the
defense or disposition of any action, suit,
investigation or other proceeding, whether
civil or criminal, before any judicial,
arbitral, administrative or legislative body,
in which the indemnitee may be or may have
been involved as a party or otherwise, or with
which such indemnitee may be or may have been
threatened, while in office or thereafter. The
rights of indemnification provided under this
Section 8 are not to be construed so as to
provide for indemnification of an indemnitee
for any liability (including liability under
U.S. federal securities laws which, under
certain circumstances, impose liability even
on persons that act in good faith) to the
extent that indemnification would be in
violation of applicable law, but shall be
construed so as to effectuate the applicable
provisions of this Section 8.
(b)	Expenses, including counsel fees and
expenses, incurred by any indemnitee (but
excluding amounts paid in satisfaction of
judgments, in compromise, or as fines or
penalties) may be paid from time to time by
the Company in advance of the final
disposition of any action, suit, investigation
or other proceeding upon receipt of an
undertaking by or on behalf of the indemnitee
to repay to the Company amounts paid if a
determination is made that indemnification of
the expenses is not authorized under Section
8(a) of this Agreement, so long as (i) the
indemnitee provides security for the
undertaking, (ii) the Company is insured by or
on behalf of the indemnitee against losses
arising by reason of the indemnitee's failure
to fulfill his, her or its undertaking, or
(iii) a majority of the directors (each, a
"Director," and collectively, the "Directors")
of the Company who are not "interested
persons" (as that term is defined in the 1940
Act) of the Company ("Independent Directors")
(excluding any Director who is or has been a
party to any other action, suit, investigation
or other proceeding involving claims similar
to those involved in the action, suit,
investigation or proceeding giving rise to a
claim for advancement of expenses under this
Agreement) or independent legal counsel in a
written opinion determines based on a review
of readily available facts (as opposed to a
full trial-type inquiry) that reason exists to
believe that the indemnitee ultimately shall
be entitled to indemnification.
(c)	As to the disposition of any action,
suit, investigation or other proceeding
(whether by a compromise payment, pursuant to
a consent decree or otherwise) without an
adjudication or a decision on the merits by a
court, or by any other body before which the
proceeding has been brought, that an
indemnitee is liable to the Company or its
Members by reason of willful misfeasance, bad
faith, gross negligence, or reckless disregard
of the duties involved in the conduct of the
indemnitee's office, indemnification shall be
provided in accordance with Section 8(a) of
this Agreement if (i) approved as in the best
interests of the Company by a majority of the
Independent Directors (excluding any Director
who is or has been a party to any other
action, suit, investigation or other
proceeding involving claims similar to those
involved in the action, suit, investigation or
proceeding giving rise to a claim for
indemnification under this Agreement) upon a
determination based upon a review of readily
available facts (as opposed to a full trial-
type inquiry) that the indemnitee acted in
good faith and in the reasonable belief that
the actions were in the best interests of the
Company and that the indemnitee is not liable
to the Company or its Members by reason of
willful misfeasance, bad faith, gross
negligence, or reckless disregard of the
duties involved in the conduct of the
indemnitee's office, or (ii) the Directors
secure a written opinion of independent legal
counsel based upon a review of readily
available facts (as opposed to a full trial-
type inquiry) to the effect that
indemnification would not protect the
indemnitee against any liability to the
Company or its Members to which the indemnitee
would otherwise be subject by reason of
willful misfeasance, bad faith or gross
negligence.
(d)	Any indemnification or advancement of
expenses made in accordance with this Section
8 shall not prevent the recovery from any
indemnitee of any amount if the indemnitee
subsequently is determined in a final judicial
decision on the merits in any action, suit,
investigation or proceeding involving the
liability or expense that gave rise to the
indemnification or advancement of expenses to
be liable to the Company or its Members by
reason of willful misfeasance, bad faith or
gross negligence. In any suit brought by an
indemnitee to enforce a right to
indemnification under this Section 8 it shall
be a defense that, and in any suit in the name
of the Company to recover any indemnification
or advancement of expenses made in accordance
with this Section 8 the Company shall be
entitled to recover the expenses upon a final
adjudication from which no further right of
appeal may be taken that, the indemnitee has
not met the applicable standard of conduct
described in this Section 8. In any suit
brought to enforce a right to indemnification
or to recover any indemnification or
advancement of expenses made in accordance
with this Section 8, the burden of proving
that the indemnitee is not entitled to be
indemnified, or to any indemnification or
advancement of expenses, under this Section 8
shall be on the Company (or on any Member
acting derivatively or otherwise on behalf of
the Company or its Members).
(e)	An indemnitee may not satisfy any right
of indemnification or advancement of expenses
granted in this Section 8 or to which he, she
or it may otherwise be entitled except out of
the assets of the Company, and no Member shall
be personally liable with respect to any such
claim for indemnification or advancement of
expenses.
(f)	The rights of indemnification provided
in this Section 8 shall not be exclusive of or
affect any other rights to which any person
may be entitled by contract or otherwise under
law.  Nothing contained in this Section 8
shall affect the power of the Company to
purchase and maintain liability insurance on
behalf of the Adviser or any indemnitee.
9.	Duration and Termination.
This Agreement will become effective as
of the date first written above and will continue
for an initial one-year term and will continue
thereafter so long as such continuance is
specifically approved at least annually (a) by the
vote of a majority of the Directors who are not
parties to this Agreement or interested persons of
any such party, cast in person at a meeting called
for the purpose of voting on such approval, and (b)
by the Board or by vote of a majority of the
outstanding voting securities of the Company.  If
the Board officially considers terminating this
Agreement at any Board meeting, the Company agrees
to provide the Adviser with written notice that such
matter has been officially considered by the Board.
This Agreement may be terminated by the Manager at
any time, without the payment of any penalty, by the
Manager's recommendation to, and by a vote of a
majority of the entire Board or by vote of a
majority of the outstanding voting securities of the
Company on 60 days' written notice to the Adviser.
This Agreement may be terminated by the Adviser at
any time, without the payment of any penalty, upon
60 days' written notice to the Manager.  This
Agreement will automatically and immediately
terminate in the event of its assignment by the
Adviser, provided that an assignment to a successor
to all or substantially all of the Adviser's
business or to a wholly-owned subsidiary of such
successor that does not result in a change of actual
control of the Adviser's business shall not be
deemed to be an assignment for the purposes of this
Agreement.
10.	Definitions.
As used in this Agreement, the terms
"assignment," "interested persons," and a "vote of a
majority of the outstanding voting securities" shall
have the respective meanings set forth in Section
2(a)(4), Section 2(a)(19) and Section 2(a)(42) of
the 1940 Act.
11.	Amendment of Agreement.
This Agreement may be amended by mutual
consent, but the consent of the Manager must be
approved (a) by vote of a majority of those members
of the Board of the Company who are not parties to
this Agreement or interested persons of any such
party, cast in person at a meeting called for the
purpose of voting on such amendment, and (b) by vote
of a majority of the outstanding voting securities
of the Company.
12.	Severability.
If any provisions of this Agreement
shall be held or made invalid by a court decision,
statute, rule or otherwise, the remainder of this
Agreement shall not be affected thereby.
13.	Applicable Law.
This Agreement shall be construed in
accordance with the laws of the State of New York,
provided, however, that nothing herein shall  be
construed in a manner inconsistent with the 1940
Act.
14.	Notices.
Any notice under this Agreement shall be
given in writing and deemed to have been duly given
when delivered by hand or facsimile or five days
after mailed by certified mail, post-paid, by return
receipt requested to the other party at the
principal office of such party.
15.	Counterparts.
This Agreement may be executed in one or
more counterparts, each of which shall be deemed to
be an original.
16.	Form ADV; Company Changes.
The Manager acknowledges receiving Part
II of the Adviser's Form ADV.  The Adviser covenants
that it will notify the Manager of any changes to
its membership within a reasonable time after such
change.
17.	Company Obligations.
The parties to this Agreement agree that
the obligations of the Company under this Agreement
shall not be binding upon any of the Directors,
Members or any officers, employees or agents,
whether past, present or future, of the Company,
individually, but are binding only upon the assets
and property of the Company.
IN WITNESS WHEREOF, the parties hereto
have caused this Agreement to be executed by their
duly authorized officers as of the day and year
first written above.
18.	RAMIUS HVB PARTNERS, LLC

By:
Title:


19.	MERCANTILE CAPITAL ADVISORS, INC.

By: 	David L. Meyer
Title:	Senior Vice President


20.	MERCANTILE ABSOLUTE RETURN FUND
LLC

By: 	Kevin A. McCreadie
Title:	President


II.	EXHIBIT A
The following is a list of records the Adviser is to keep on behalf of the Company.
a)	1.	Basic Business Records.  The Adviser will maintain true,
accurate, current, and complete copies, where necessary, of each of the following books and records:
a.	Originals of all written communications received and copies of all written communications sent by the Adviser relating to recommendations or advice given or proposed;
b.	A list of all discretionary accounts;
c.	Powers of attorney and other evidences of the granting of any discretionary authority;
d.	Written agreements (or copies thereof) entered into by the Adviser on behalf of the Company;
e.	A copy of each written disclosure statement and amendment or revision given to any person and a record of the dates and persons to whom such statements were given or offered to be given; and
f.	All written acknowledgments of receipt obtained from advisory clients relating to disclosure of soliciting fees paid by the Adviser and copies of all disclosure statements delivered to advisory clients by such solicitors on behalf of the Company.
b)	2.	Records pursuant to the Adviser's Code of Ethics
a.	A record of any violation of the Adviser's Code of Ethics, and any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;
b.	A copy of each report made by an Access Person as required by Rule 17j-
1(f) under the 1940 Act, including any information provided in lieu of the reports under Rule 17j-1(d)(2)(v), in an easily accessible place for at least five years after the end of the fiscal year in which the report is made or the information is provided;
c.	A record of all persons, currently or within the past five years, who are or were required to make reports under Rule 17j-1(d) or who are or were responsible for reviewing these reports, in an easily accessible place; and
d.	A copy of each report required by Rule 17j-1(c), for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.




10
KL2:2152481.10
KL2:2152481.10

A-1
KL2:2152481.10